As filed with the Securities and Exchange Commission on January 8, 1998

                                                      Registration No. 33-33293


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                          POST-EFFECTIVE AMENDMENT NO.2
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              ---------------------

                                  NITCHES, INC.
               (Exact name of issuer as specified in its charter)

         California                                       95-2848021
  (State of Incorporation)                    (IRS Employer Identification No.)

                              10280 Camino Santa Fe
                           San Diego, California 92121
               (Address of Principal Executive Offices) (Zip Code)


                           Steven P. Wyandt, President
                                  NITCHES, INC.
                              10280 Camino Santa Fe
                           San Diego, California 92121
                     (Address and name of agent for service)

                                 (619) 625-2633
          (Telephone number, including area code, of agent for service)
                              ---------------------

               BEEBA'S CREATIONS, INC. INCENTIVE STOCK OPTION PLAN
                    AS AMENDED AND RESTATED OCTOBER 3, 1989;
                    BEEBA'S CREATIONS, INC. EXECUTIVE OPTION
                             PLAN OF OCTOBER 3, 1989
                            (Full title of the plans)
                              ---------------------

                                   Copies to:

                            JAMES A. MERCER III, Esq.
                     Luce, Forward, Hamilton & Scripps, LLP
                           600 W. Broadway, Suite 2600
                           San Diego, California 92101
                              ---------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


                                EXPLANATORY NOTE

         Nitches, Inc., a California corporation formerly known as Beeba's Creations, Inc.("Registrant") hereby files this Post- Effective Amendment No. 2 to its Registration Statement on Form S-8 (Registration No. 33-33293) (the "Registration Statement") for the purposes of removing from registration under Securities Act of 1933, as amended, an aggregate of 588,271 shares of the Registrant's common stock ("Common Stock"), no par value, registered under the Registration Statement which remain unsold.

         The Registration Statement was originally filed by the Registrant with the Securities and Exchange Commission on February 16, 1990 to register the shares of Common Stock reserved by the Registrant for offering pursuant to BEEBA'S CREATIONS, INC. INCENTIVE STOCK OPTION PLAN (the "ISOP")and BEEBA'S CREATIONS, INC. EXECUTIVE OPTION PLAN(the "EOP"). A Post- Effective Amendment No. 1 to the Registration Statement was filed with the Commission on September 7, 1990 to reflect additional undertakings to Part II of the Registration Statement as required under the new rules regarding S-8 registration that went into effect on July 13, 1990.

         This Fourth Registration Statement covered shares issuable under the ISOP which had previously been registered under the Registrant's Registration Statement on Form S-8 (Registration No. 33-7599) filed with the Commission on July 29, 1986; Registrant's Registration Statement on Form S-8 (Registration No. 33-11007) filed on December 29, 1986; and Registrant's Registration Statement on Form S-8 (Registration No. 33-19924) filed on February 9, 1988.

         The ISOP terminated by its own terms on May 17, 1995, ten years after its adoption by the Board of Directors. At the time of the termination of the ISOP, the Registrant had issued a total of 291,271 shares of the original 584,998 shares of Common Stock registered under the Registration Statement for issuance under the ISOP. No shares of Common Stock have been sold under the ISOP after the termination date and 293,727 shares of Common Stock were registered but were not sold under the ISOP.

     The shares of Common Stock issuable under the EOP were subsequently registered on Registrant's Registration Statement on Form S-8 filed with the Commission on January 8, 1998 (the "EOP Registration Statement"). At the time of filing of the EOP Registration Statement, the Registrant had issued a total of 53,000 of the 150,000 shares of Common Stock registered under this Registration Statement.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act cf 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, and State California, on this 8th day of January, 1998.

                                          NITCHES, INC.


                                          By:\s\ STEVEN P. WYANDT
                                             ----------------------------------
                                              Steven P. Wyandt, President
                                              and Chief Executive Officer